CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited):

	                       "At December 31," "At September 30,"
ASSETS	2001	2001

Cash and cash equivalents	" $22,163,258 "  " $20,000,849 "
Investment securities	         " 71,562,461 "	  " 30,888,921 "
"Loans receivable, net (1)"	" 240,978,534 "	 " 144,473,469 "
"Buildings & equipment, net"	" 3,521,469 "	   " 1,464,606 "
Goodwill	                " 2,108,801 "	           -
Core deposit intangible	          " 744,546 "	           -
Other assets	                " 8,620,489 "	   " 3,427,540 "

     TOTAL ASSETS	     " $349,699,558 "	 " $200,255,385 "

LIABILITIES

Deposits	             " $273,246,285 "	 " $148,063,502 "
Federal Home Loan Bank
  borrowings	               " 28,697,063 "	   " 21,000,000 "
Other liabilities	        " 7,551,456 "	    " 5,092,495 "

     Total liabilities	      " 309,494,804 "	  " 174,155,997 "

Stockholders' equity	       " 40,204,754 "	   " 26,099,388 "

     TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY	" $349,699,558 "  " $200,255,385 "

"(1) Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees" and discounts and the allowance for loan losses. The allowance for loan losses was $2,640,288 and $1,424,129 at December
      31, 2001 and September 30, 2001, respectively.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited):
			"Three months ended December 31,"
			    2001	           2000

Interest income		" $5,224,103 "	 " $4,484,636 "
Interest expense	" 2,475,178 "	 " 2,878,105 "

Net interest income		" 2,748,925 "	" 1,606,531 "
Provision for loan losses	   " 32,500 "	    "45,000 "
Net interest income after
  provision for loan losses	" 2,716,425 "	" 1,561,531 "

Non-interest income (2)		" 1,011,720 "	  " 543,731 "
Non-interest expense		" 2,091,548 "	" 1,014,645 "
Non operating merger related expenses	" 2,704,826 "	      -
Income tax expense (benefit)		 " (430,437)"	" 410,144 "

Net earnings (loss) before cumulative effect of change
 in accounting principle		" (637,792)"	" 680,473 "

"Cumulative effect of change in accounting principle,
   net of tax of                          $125,144"    " (214,553)"

Net earnings (loss)	               " $(637,792)"	"$465,920 "

Net earnings (loss) per share (3)
  Basic			         $(0.32)	 $0.42
  Diluted			  (0.32)	  0.39
  Diluted Operating (4)		   0.53 	  0.57

Book value per share (3)	 $19.33 	 $22.56

Shares outstanding at end of period	" 2,080,375 "	" 1,157,035 "

Weighted average diluted common and common
  equivalent shares outstanding		" 1,963,467 "	" 1,202,648 "

(2) Total non-interest income includes gains on sale of loans of $538,510 for the three months ended December 31, 2001 compared to $318,730 for the three months ended December 31, 2000.

(3) Net earnings per share and book value per share at or for the period ended December 31, 2000 have been adjusted to give effect to the 5% stock dividend paid during December 2001.

(4) Operating earnings exclude the non-recurring merger related expenses in the quarter ended December 31, 2001 and the cumulative effect of change in accounting principle in the quarter ended December 31, 2000.